Exhibit 2.1

PARTIAL RESCISSION OF MEMBERSHIP INTEREST PURCHASE AGREEMENT

AGREEMENT dated August 4, 2010, by and among Keith Jones (whether individually or through a corporation once known as DataJack, Inc.) and John W. Richardson (whether individually or through a corporation known as Schooner Enterprises, Inc.) (“Sellers”); and Quamtel, Inc., a Nevada corporation (“Purchaser”).

WHEREAS, Purchaser and Sellers were parties to that certain MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated December 9, 2009 (the “Agreement”), pursuant to which Purchaser issued various securities in exchange for the membership interests owned by Sellers in Mobile Internet Devices, LLC (the “Company”); and

WHEREAS, due to certain disputes between Purchaser and Sellers, the parties desire to revise the purchase price paid for the Company and rescind certain portions thereof, the parties hereto agree as follows:

The consideration payable for the membership interests of the Company shall be 250,000 shares of Purchaser’s restricted common stock issuable to each of the Sellers. All other consideration set forth in the original Agreement is rescinded and cancelled. Sellers shall return each and every item of consideration to Purchaser other than the aggregate of 500,000 shares described above.

Additionally, Purchaser will give Sellers 25,000 additional shares of restricted stock for every 5000 new DataJack customers that Purchaser acquires.  A maximum of 500,000 shares may be issued under this paragraph. Upon request, Seller will certify the number of its active DataJack customers.

Upon being informed in writing by the Sellers that either Seller intends to sell or transfer all or any portion of any shares referred to in this agreement because they are eligible for resale under Rule 144 promulgated under the Securities Act of 1933 (including any Rule adopted in substitution or replacement thereof), the Quamtel, Inc. will allow such sale or transfer and not interfere in any way with such sale or transfer. In addition, Quamtel, Inc. will certify in writing to any person at the request of the Sellers that Quamtel, Inc. is in compliance with the Rule 144 current public information requirement to enable Seller to sell its securities under Rule 144 [only if Rule 144 is available for the sale], and as may be applicable under the circumstances. If any certificate representing the shares referred to in this agreement is presented to Quamtel, Inc.’s transfer agent to remove the restrictive legend in connection with any sales theretofore made in compliance with the securities laws, because such shares are eligible for resale under Rule 144 Quamtel, Inc. will promptly instruct its transfer agent to allow such removal of the restrictive legend. Additionally, if any certificate representing the Shares is presented to Quamtel, Inc.’s transfer agent for transfer in connection with any sales theretofore made in compliance with the securities laws, because such shares are eligible for resale under Rule 144 [provided such certificate is duly endorsed for transfer by the appropriate person or accompanied by a separate stock power duly executed by the appropriate person in each case], Quamtel, Inc. will promptly instruct its transfer agent to allow such transfer and to issue one or more new certificates representing such shares to the transferee.  This will restrict the referenced shares for at least 6 months from the date of issue and will ensure that Quamtel will allow the restriction to be removed upon request after such 6 months.  The foregoing notwithstanding, no sales or transfers may be made by Sellers until December 17, 2010.

The Sellers as parties to the Agreement and the Purchaser as a party to the Agreement, on their own behalf and on behalf of each of their affiliates, officers, directors, principals and attorneys (collectively, the “Releasing Parties”), for valuable consideration received from each other, the receipt and sufficiency of which is hereby acknowledged, hereby mutually releases, acquits, satisfies, and forever discharges one another from all, and all manner of claims, action and actions, cause and causes of action, suits, grievances, counterclaims, cross claims, third-party claims, contribution claims, indemnity claims, subrogation claims, tort claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, and demands whatsoever, in law or in equity or under any federal, state or local statute, regulation or other authority, known or unknown, matured or un-matured. Each of Releasing Parties hereby covenants not to sue one another, or to assert or file any claim or complaint in any forum against one another in connection with or related to any act, omission, transaction, event or other matter occurring prior to the execution of this Agreement.  The foregoing does not apply to any material breach of this Agreement.

This Agreement shall be governed in all respects, by the laws of the State of Florida.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the date first written herein above.

QUAMTEL, INC.

By:	/s/ Stuart Ehrlich
Stuart Ehrlich
President

DATA JACK, INC., a Florida Corporation

By:	/s/ Keith R. Jones
Keith R. Jones
President and Individually

SCHOONER ENTERPRISES, INC.

By:	/s/ John W. Richardson
John W. Richardson
President